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  [LETTERHEAD OF ELLIS, FUNK, GOLDBERG, LABOVITZ & DOKSON, P.C. APPEARS HERE]


                                                                       EXHIBIT 5
                                                                       ---------
                                August 18, 1997

ValuJet, Inc.
Suite 126
1800 Phoenix Blvd.
Atlanta, Georgia   30349

    Re:  ValuJet, Inc. Registration Statement on Form S-8

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 filed by ValuJet, Inc. (the "Company"), a Nevada corporation, with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 39,680 shares of Common stock, $0.001 par value per share, of the Company (the "Common Stock") issuable by the Company under the ValuJet 1994 Employee Stock Trust (referred to herein as the "Plan").

As your counsel, and in connection with the preparation of the Registration Statement, we have examined the originals or copies of such documents, corporate records, certificates of public officials, officers of the Company and other instruments relating to the authorization and issuance of the Common Stock as we deemed relevant or necessary for the opinion herein expressed.

Upon the basis of the foregoing, it is our opinion that the Common Stock to be issued under the Plan will be legally issued, fully-paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the "Legal" section of the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                Yours truly,

                                ELLIS, FUNK, GOLDBERG, LABOVITZ & DOKSON, P.C.


                                By: /s/ Robert B. Goldberg
                                   -------------------------------------
                                    Robert B. Goldberg

RBG:wc